Exhibit 10.5

separation and GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is made and entered into by and between Novan, Inc. (the “Company”) and M. Joyce Rico (the “Employee”).  Throughout the remainder of this Agreement, the Company and Employee may be collectively referred to as the “Parties” and individually referred to as a “Party.”

WHEREAS, Employee is currently employed as Chief Medical Officer of the Company pursuant to an employment agreement between the Parties dated August 25, 2016 (the “Employment Agreement”) and is subject to the terms of the Confidentiality and Assignment of Inventions Agreement, executed by Employee on July 19, 2012, and the Noncompetition Agreement, executed by Employee on July 19, 2012 (collectively the “Restrictive Covenants Agreements”).

WHEREAS, the Parties entered into an Indemnification Agreement dated September 26, 2016 (the “Indemnification Agreement”).

WHEREAS, due to a reorganization of the Company and changes in Employee’s duties and responsibilities, Employee has notified the Company that grounds exist for Good Reason, as defined in Section 6(a)(vi) of the Employment Agreement, which have not been cured by the Company, and Employee plans to exercise her rights to separate from service and receive severance benefits under Section 6(b) thereunder.

WHEREAS, Employee’s entitlement to certain compensation and benefits under the Employment Agreement upon termination of her employment for Good Reason is conditioned, in part, upon her execution and non-revocation of this Agreement.

WHEREAS, Employee represents that she has carefully read this entire Agreement, understands its consequences, and voluntarily enters into it.

NOW THEREFORE, in consideration of the above and the mutual promises set forth below, Employee and the Company agree as follows:

1.SEPARATION AND RESIGNATION FROM OFFICER POSITIONS.  Employee’s employment with the Company will terminate on May 5, 2017 (“Separation Date”).  Employee hereby resigns from all officer positions with the Company.

2.SEVERANCE BENEFITS. In consideration of the release of claims and other promises contained herein and on the condition that Employee fully complies with her obligations under this Agreement, and the Restrictive Covenants Agreements, the Company will provide Employee with the following:

(a)Pursuant to Section 6(b)(i) of the Employment Agreement, the Company shall pay to Employee an amount equal to Three Hundred Seventy-Five Thousand and 00/100 Dollars ($375,000.00) (less all applicable withholdings) (“Severance Pay”), to be paid in substantially equal semi-monthly installment payments over the twelve (12) month period following the Separation Date (each installment being considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended) in accordance with the

Company’s payroll schedule applicable to Employee immediately prior to the Separation Date and commencing on the first such pay day occurring after the sixtieth (60th) day following the Separation Date and ending on the twelve (12) month anniversary of the Separation Date (the “Severance Period”), provided that this Agreement has become effective under Section 11 of this Agreement;

(b)Pursuant to Section 6(b)(ii) of the Employment Agreement, accelerated vesting of any options Employee has to purchase the Company’s common stock that would have vested during the calendar year 2017 but for Employee’s termination, such options requiring exercise within ninety (90) days of the Separation Date and pursuant to the other terms and conditions of the applicable Company incentive award plan and individual award agreement;

(c)Pursuant to Section 6(b)(iii) of the Employment Agreement, conditioned on Employee’s proper and timely election to continue her health insurance benefits under COBRA after the Separation Date, reimbursement of Employee’s applicable COBRA premiums for the lesser of eighteen (18) months following the Separation Date or until Employee becomes eligible for insurance benefits from another employer; and

(d)Pursuant to Section 3(i) of the Employment Agreement, reimbursement of the prorata premiums Employee pays for term life insurance pursuant to Section 3(i) of the Employment Agreement to cover the Severance Period; provided that such reimbursement shall be provided within 30 days of Employee submitting documentation of such payment.

Any reimbursements provided hereunder shall be provided no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Employee’s right to receive such reimbursements shall not be subject to liquidation or exchange for another benefit.

3.Vacation.   Employee shall be paid for any accrued but unused vacation time, if any, in her final regular paycheck.

4.Employment Agreement. Employee acknowledges and agrees that she is required to execute this Agreement as a condition of receiving the benefits set forth herein, including specifically the benefits provided in Section 2.  Employee further acknowledges and agrees the Employment Agreement is hereby terminated, but that Employee shall continue to be fully bound by the terms of the Restrictive Covenants Agreements.

5.Employee Acknowledgements. By signing this Agreement, Employee represents that (a) she has been properly paid for all time worked and received all salary, expense reimbursement, and all other amounts of any kind due to her from the Company with the exceptions of  her final paycheck for work during her final payroll period which will be paid on the next regularly scheduled payroll date following the Separation Date, and the pay and benefits under this Agreement, and (b) that the payments set forth in Section 2 of this Agreement constitute all post-termination or severance payments or benefits to which Employee is entitled to receive under her Employment Agreement, and that she is not entitled to any other compensation, salary, bonuses, or other payments of any nature as the result of the termination of her employment.

6.COMPANY PROPERTY.  By signing this Agreement, Employee represents that: (i) she has delivered to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to trade secrets or confidential information, including all copies thereof, which are in her possession, custody or control; (ii) she has delivered to the Company all Company property (including, but not limited to, keys, credit cards, computers, client files, contracts, proposals, work in process, manuals, forms, computer stored work in process and other computer data, research materials, other items of business information concerning any Company customer or client or potential prospect to purchase some or all of the Company’s assets, or Company business or business methods, including all copies thereof) which is in her possession, custody or control; and (iii) she will fully cooperate with the Company through the Separation Date.

7.ADEQUACY OF CONSIDERATION. Employee acknowledges that the benefits available to her under this Agreement are significant, are of greater value than the benefits to which she would be entitled to receive if she did not sign this Agreement, and constitute adequate consideration for the releases of claims, under Sections 8 and 9 of this Agreement.

8.RELEASE.  In consideration of the benefits conferred by this AGREEMENT, EMPLOYEE (ON BEHALF OF HERSELF, HER FAMILY MEMBERS, HEIRS, ASSIGNS, EXECUTORS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND ITS PAST, PRESENT AND FUTURE PARENTS, SUBSIDIARIES, AFFILIATES, AND ITS AND/OR THEIR PREDECESSORS, SUCCESSORS, ASSIGNS, AND ITS AND/OR THEIR PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EMPLOYEES, OWNERS, INVESTORS, SHAREHOLDERS, ADMINISTRATORS, BUSINESS UNITS, EMPLOYEE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, SHE MAY HAVE OR CLAIM TO HAVE IN EACH CASE RELATING TO HER EMPLOYMENT WITH THE COMPANY, OR HER SEPARATION THEREFROM arising before the execution of this Agreement by Employee, including but not limited to claims: (i) for discrimination, harassment or retaliation arising under any federal, state or local laws, or the equivalent applicable laws of a foreign country, prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, and the Older Worker Benefit Protection Act of 1990 (OWBPA)), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, the Family and Medical Leave Act, as amended (FMLA), harassment or retaliation for protected activity; (ii) for compensation, commission payments, bonus payments and/or benefits including but not limited to claims under the Fair Labor Standards Act of 1938 (FLSA), as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Family and Medical Leave Act, as amended (FMLA), and similar federal, state, and local laws; (iii) under federal, state or local law, of any nature whatsoever, including but not limited to constitutional, statutory; and common law; and (iv) for attorneys’ fees. Employee specifically waives her right to bring or participate in any class or collective action against the Company. Provided, however, that this release does not apply to claims by Employee: (aa) for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies; (bb) for vested pension or retirement benefits including under the Company’s 401(k) plan; (cc) to continuation coverage under COBRA, or equivalent applicable law; (dd) to rights she may have to indemnification by the Company pursuant to the Indemnification Agreement, this Agreement, the Company’s bylaws, articles of incorporation, insurance policies, or under applicable law; (ee) to rights arising out of her ownership of stock or options in the Company or its affiliates; (ff) to rights that cannot lawfully be released by a private settlement agreement; (gg) to claims or rights that arise or accrue after Employee’s execution of this Agreement; or (hh) to enforce, or for a breach of, this Agreement (the “Reserved Claims”). For the purpose of implementing a full and complete release and discharge, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which she does not know or suspect to exist in her favor at the time of execution hereof, and that this Agreement contemplated the extinguishment of any such claim or claims.

9.COVENANT NOT TO SUE.  In consideration of the benefits offered to Employee, Employee will not sue Releasees on any of the released claims or on any matters relating to her employment arising before the execution of this Agreement other than with respect to the Reserved Claims, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the OWBPA to the enforceability of the waiver and release of ADEA claims set forth in this Agreement, the Reserved Claims, or where otherwise prohibited by law. If Employee does not abide by this paragraph, then (i) she will return all monies received under this Agreement and indemnify the Company for all expenses incurred in defending the action, and (ii) the Company will be relieved of its obligation hereunder.

10.RIGHT TO REVIEW.  The Company delivering this Agreement, containing the release language set forth in Sections 8 and 9, to Employee, hereby informs Employee that it desires that she have adequate time and opportunity to review and understand the consequences of entering into it. The Company advises Employee as follows: Employee should consult with her attorney prior to executing this Agreement; and Employee has 21 days from the Notification Date within which to consider this Agreement. Employee must return an executed copy of this Agreement to the Company on or before the 22nd day following the Notification Date. Employee acknowledges and understands that she is not required to use the entire 21-day review period and may execute and return this Agreement at any time before the 22nd day following the Notification Date, but not before the Separation Date. If, however, Employee does not execute and return an executed copy of this Agreement on or before the 22nd day following the Notification Date, this Agreement shall become null and void. This executed Agreement shall be returned to: Jeff N. Hunter, Vice President of Technical Operations, Novan, Inc., 4105 Hopson Road, Morrisville, NC 27560.

11.REVOCATION.  Employee may revoke her executing of this Agreement during the seven (7) day period immediately following her execution of it. This Agreement will not become effective or enforceable until the revocation period has expired. To revoke this General Release Agreement, a written notice of revocation must be delivered to: Jeff N. Hunter, Vice President of Technical Operations, Novan, Inc., 4105 Hopson Road, Morrisville, NC 27560.

12.AGENCY CHARGES/INVESTIGATIONS.  Employee understands and acknowledges that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

13.NONDISPARAGEMENT.  Both Parties warrant that going forward neither Party, nor any of its respective agents, directors or officers, will make disparaging, defaming or derogatory remarks about the other or their respective services, business practices, directors, officers, managers, or executives, as applicable, to anyone; provided, however, that nothing in this Agreement shall prohibit any Party from testifying truthfully under oath or responding truthfully to any governmental inquiry, or to restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement.

14.DISCLAIMER OF LIABILITY.  Nothing in this Agreement is to be construed as either an admission of liability or admission of wrongdoing on the part of either Party, each of which denies any liabilities or wrongdoing on its part.

15.GOVERNING LAW.  This Agreement shall be governed by the laws of North Carolina, without regard to its conflict of laws provisions and the applicable provisions of federal law, including, but not limited to, the ADEA and OWBPA.

16.ENTIRE AGREEMENT.  Except for the Restrictive Covenant Agreements, the Indemnification Agreement and as expressly provided herein, this Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Employee’s employment with the Company; (ii) supersedes all other understandings and agreements, oral or written, between the Parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the Parties with respect to this subject matter. Each Party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any Party or by anyone acting on behalf of any Party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the Parties unless such change or modification is in writing and is signed by the Parties.

17.SEVERABILITY.  If any portion, provision, or part of this Agreement is held, determined, or adjudicated by any court of competent jurisdiction to be invalid, unenforceable, void, or voidable for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of this Agreement, and such determination or adjudication shall not affect the validity or enforceability of such remaining portions, provisions, or parts.

18.COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.  Any Party hereto may execute this Agreement by signing any such counterpart.

19.WAIVER OF BREACH.  A waiver of any breach of this Agreement shall not constitute a waiver of any other provision of this Agreement or any subsequent breach of this Agreement.

20.	SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)Parties’ Intent.  The Parties intend that no payments or benefits hereunder shall constitute non-qualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with such intention. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Employee, use its reasonable business efforts to in good faith reform such provision to be exempt from, or comply with, Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Employee and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any material additional economic cost or loss of material benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which Employee participates to bring it under an exemption from, or in compliance with, Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

(b)Separation from Service. A termination of employment or separation from service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A upon or following a termination of employment or separation from service unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(c)Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

(d)Delayed Distribution to Specified Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that Employee is a Specified Employee of the Company on the date she experiences a separation from service with the Company and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any post separation payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of Employee’s separation from service (the “409A Delay Period”). In such event, any post separation payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Employee during the 409A Delay Period shall be paid to Employee in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Specified” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If Employee is identified as a Specified Employee on an Identification Date, then Employee shall be considered a Specified Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the day and year written below.

M. Joyce Rico

/s/ M. Joyce Rico___________                 05/06/2017   __

Date

Novan, Inc.

By: /s/ Nathan Stasko__________

Nathan Stasko

Title: President and CEO